Exhibit 10.15(b)

AMENDMENT NO. 1
TO THE
CIGNA SUPPLEMENTAL 401(k) PLAN
(Effective as of January 1, 2010)

WHEREAS, Cigna Corporation maintains the Cigna Supplemental 401(k) Plan (Effective as of January 1, 2010) (the “Plan”) on behalf of its eligible employees; and

WHEREAS, under Section 5.5 of the Plan, the People Resources Committee of the Board of Directors of Cigna Corporation (the “PRC”) has retained the right to amend the Plan; and

WHEREAS, Cigna Corporation desires to make certain changes to the Plan; and

WHEREAS, the PRC has approved these changes and has authorized Cigna Corporation’s Senior Human Resources Officer to execute this Amendment No. 1.

            NOW, THEREFORE, effective immediately, the Plan is amended as follows:

1.         Section 2.2 of the Plan is hereby amended to read, in its entirety, as follows:

“2.2     Participation.  Any Company employee who for any Plan Year commencing after December 31, 2013, meets the requirements of subsections (a)  and (b) below, shall be eligible to participate in the Plan for that Plan Year, become a Participant as of that Plan Year, and remain a Participant until his/her Account is completely paid under Article 4.  To be eligible to participate in the Plan for any Plan Year, a Company employee must:

(a)        Either:

(1)        Defer, under the terms of the Deferred Compensation Plan, Eligible Earnings otherwise payable during the Plan Year; or

(2)        Receive compensation during the Plan Year that would qualify as Eligible Earnings, but for the fact that it exceeds the limit on includable compensation under Code section 401(a)(17); or

(3)        Be classified as a U.S. expatriate Company employee who is paid some percentage of compensation by the foreign host Subsidiary in non-US currency and who is approved by the Plan Administrator to participate in the Plan; and

(b)        Be employed by the Company on the last day of the Plan Year, unless the employee's termination of employment during the Plan Year is on account of death or Retirement.

The Plan Administrator shall establish an Account for each Participant under the Plan as of the first Plan Year that he or she becomes a Participant.”

2.         Section 2.3 of the Plan is hereby amended to delete the period at the end of subsection (b), to add “; and” immediately following the end of subsection (b), and to add the following new subsection (c) to the end thereof to read as follows:

“(c)      if so determined by the Company in its sole discretion with respect to the Account of an expatriate employee participating in the Plan in accordance with Section 2.2(a)(3) of the Plan only, a dollar amount equal to:

(1) the amount of the total employer matching contribution the Participant would have received under the 401(k) Plan had the amount paid to the Participant in non-US currency been treated as Eligible Earnings (up to the Code section 401(a)(17) limit) for that year MINUS the actual amount of the total employer matching contribution the Participant received under the 401(k) Plan for that year:

PLUS

(2) 1.5% of the amount of compensation the Participant would have received during the Plan Year, to the extent such compensation would have been Eligible Earnings under the 401(k) Plan, but for the fact that such compensation (i) was paid in non-US currency; and (ii) if paid in US currency, would have been in excess of the compensation limit under Code section 401(a)(17) for that year.

Any compensation that is used as the basis for a credit under paragraph (a) shall not be used as the basis for credit under paragraphs (b) or (c).”

Cigna Corporation causes this Amendment No. 1 to the Cigna Supplemental 401(k) Plan to be executed on July 23, 2014 by its duly authorized officer.

CIGNA CORPORATION

/s/ John M. Murabito

John M. Murabito

Executive Vice President

Human Resources and Services